FORM N-8A/A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

.................................................................................

Name:  VAN ECK ALTERNATIVES INDEX FUND
            (formerly Van Eck Economex Industries Index Fund)

Address of Principal Business Office (No. & Street, City, State Zip Code):

            Van Eck Associates Corporation
            99 Park Avenue 8th Floor
            New York, New York 10016

Telephone Number (including area code):

            (212) 687-5200

Name and address of agent for service of process:

            The Corporation Trust Company
            1209 Orange Street
            Wilmington, DE  19801

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

      YES   [X]                           NO   [    ]

The Van Eck Alternatives Index Fund is a Delaware business trust and is a management open-end non-diversified investment company.


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Pursuant to the requirements of the Investment Company Act of 1940, the Van Eck
Alternatives Index Fund has duly caused this notification of registration to be duly signed on its behalf by the undersigned, duly authorized, in the City of New York and the State of New York on the 11th day of March 2005.

                                            VAN ECK ALTERNATIVES INDEX FUND

                                            ----------------------------------
                                                      (Name of Trust)


                                            By:  /s/ Jan van Eck
                                             ---------------------------------
                                                     Trustee


                                            By:  /s/ Jan van Eck
                                             ---------------------------------
                                                     President

Attest:   /s/ Heidi Cain
---------------------------------
                  Witness


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